CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 2-89359 and 811-3964) of our reports dated March 26, 2015 on the financial statements and financial highlights of Dreyfus Government Cash Management and Dreyfus Government Prime Cash Management (two of the series comprising Dreyfus Government Cash Management Funds) (each a “Fund”) included in each Fund’s annual report for the fiscal year ended January 31, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

May 26, 2015